EXHIBIT 10.35

AFFINITY GROUP, INC.

PROMISSORY NOTE

Ventura, California

June 10, 2009

FOR VALUE RECEIVED, Affinity Group, Inc., a Delaware corporation (the “Maker”) promises to pay to the order of SA Holding, LLC, a Minnesota limited liability company (the “Payee”), or order, the principal sum of two million dollars ($2,000,000), or so much thereof as has been advanced by Payee to Maker, together with interest from the date advanced on the principal balance outstanding from time to time.  Interest shall be paid at the Reference Rate (hereinafter defined) plus two per cent (2%) per annum.  Principal and interest shall be paid on the Maturity Date (hereinafter defined). Until paid, interest shall be compounded monthly.

The Maker may, at any time, prepay all or any part of the unpaid principal balance of this Note without premium or prepayment penalty.  All payments made hereunder shall be first applied to accrued interest and then to the unpaid principal balances.

This Note is made pursuant to the terms of a loan agreement dated as of June 10, 2009 between the Maker and the Payee (the “Loan Agreement”).  Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Loan Agreement.

If any amount hereunder is not paid when such amount is due for payment, and if Maker shall fail to cure said default within five business days, then the whole amount evidenced by this Note shall, at the option of the Payee, become immediately due and payable, and the holder shall have the right to institute any proceedings upon this Note and any lien given to secure the same for the purpose of collecting the principal and interest, with costs and expenses, including reasonable attorneys’ fees.  The Maker hereby waives presentment, demand, protest, and notice of dishonor except as provided above.  The Maker shall pay on demand all reasonable and necessary costs, including court costs and reasonable attorneys’ fees, paid or incurred by Payee hereof in enforcing this Note, which costs and attorneys’ fees shall also be awarded in any judgment entered in a suit or arbitration to enforce this Note.

If any payment of principal or interest is not paid within five calendar days of its due date, the Maker shall pay, in addition to such other amounts as may be due and payable hereunder, a late charge equal in amount to 5% of the amount of such delinquent payment.  In addition, after acceleration of this Note by the Payee as hereinbefore provided, the unpaid principal balance hereof shall, thereafter, bear interest at four percent in excess of the Reference Rate rather than two percent in excess of the Reference Rate.

As used herein, “Reference Rate” means the rate of interest payable from time to time by the Maker in respect of the loans made by the terms of the Amended and

Restated Credit Agreement dated as of June 24, 2003, as amended, among Maker, the guarantors party thereto, the lenders party thereto, Canadian Imperial Bank of Commerce, as syndication agent and as administrative agent and General Electric Capital Corporation, as documentation agent (the “Senior Secured Credit Agreement”), as such rate may be changed from time to time.

As used herein, “Maturity Date” means the date on which the indebtedness under the Senior Secured Credit Agreement is paid in full, whether at maturity thereof, acceleration thereof, realization upon the collateral securing such indebtedness, or otherwise.

This Note is a contract made under the laws of the State of Minnesota, and, together with the rights and obligations of Payee and the Maker hereunder shall be construed, interpreted and enforced under the laws of Minnesota.

IN WITNESS WHEREOF, the Maker has caused this Note to be signed by its officer and hereunto authorized, as of the date first above written.

AFFINITY GROUP, INC.

By:	/s/ Michael Schneider
Michael Schneider
Its:	Chief Executive Officer